Exhibit 4.1

                           CONVERTIBLE PROMISSORY NOTE

$1,000,000                                                      August 12, 2004

      FOR VALUE RECEIVED, LEXICON UNITED INCORPORATED, a Delaware corporation (the "Maker"), unconditionally promises to pay to the order of KEYANO CORPORATION, having an address at __________________________ (the "Payee"), the principal sum of One Million Dollars ($1,000,000), at a simple interest rate of five percent (5%) per annum computed on the basis of a 360 day year. The Maker further agrees to pay all costs of collection, including reasonable attorneys' fees, incurred by the Payee or by any other holder of this Promissory Note (this "Note") in any action to collect this Note, whether or not suit is brought.

      Principal and accrued interest shall be payable on August 12, 2007. Maker shall have the right at any time to prepay, in whole or in part, the principal and accrued interest without penalty upon fifteen (15) days prior written notice to the Payee.

      The amounts due hereunder are payable without deduction or offset in lawful money of the United States of America in immediately available funds to the Payee at its address as set forth above, or at such other place as the holder of this Note shall from time to time designate.

            It shall be an event of default ("Event of Default"), and the then unpaid portion of this Note shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

      (a) any failure on the part of Maker to make any payment hereunder when due, whether by acceleration or otherwise;

      (b) Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute; or

      (c) a proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against Maker, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof.

      The principal balance of this Note and all accrued interest hereunder shall be convertible, in whole or in part, into shares of the Maker's common stock in the manner described below at the option of the Payee or other holder hereof at any time prior to maturity upon ten (10) days advance written notice to the Maker. The number of shares of the Maker's common stock issuable upon such conversion shall be equal to the quotient obtained by dividing the principal amount hereunder and accrued interest thereon by $0.25. Upon conversion, this Note shall be canceled and a replacement note on identical terms shall be promptly issued by the maker to the holder hereof to evidence the remaining outstanding principal amount hereof as of the date of the conversion, if applicable. In the event of a stock-split, combination, stock dividend, recapitalization of the Maker or similar event, the $0.25 conversion price and number of shares issuable upon conversion shall be equitably adjusted to reflect the occurrence of such event in a manner reasonably satisfactory to the holder.

      No failure on the part of the Payee or any other holder of this Note to exercise and no delay in exercising any right, remedy or power hereunder or under any other document or agreement executed in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise by the Payee or any other holder of this Note of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

      This Note shall be binding upon the Maker and the Maker's successors and assigns.

      This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding the conflicts of laws principles thererof.

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         In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

      All agreements between Maker and Payee are hereby expressly limited so that in no event whatsoever, whether by reason of deferment in accordance with this Note or under any agreement or by virtue of acceleration or maturity of the Note, or otherwise, shall the amount paid or agreed to be paid to the Payee hereunder or to compensate Payee for damages to be suffered by reason of a late payment hereof, exceed the maximum permissible under applicable law. If enforcement of any provision hereof at the time performance of such provision shall be due, shall exceed the limit of validity prescribed by law, the relevant obligations to be fulfilled shall be deemed reduced to the limit of such validity. This provision shall never be superseded or waived and shall control every other provision of all agreements among Maker and Payee.

      Subject to the applicable cure periods contained herein, time is of the essence of this Note.

      EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE MAKER, AND ALL OTHERS THAT MAY BECOME LIABLE FOR ALL OR ANY PART OF THE OBLIGATIONS EVIDENCED BY THIS NOTE, HEREBY WAIVES PRESENTMENT, DEMAND, NOTICE OF NONPAYMENT, PROTEST AND ALL OTHER DEMANDS AND NOTICES IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE OR ENFORCEMENT OF THIS NOTE, AND DOES HEREBY CONSENT TO ANY NUMBER OF RENEWALS OR EXTENSIONS OF THE TIME OF PAYMENT HEREOF AND AGREE THAT ANY SUCH RENEWALS OR EXTENSIONS MAY BE MADE WITHOUT NOTICE TO ANY SUCH PERSONS AND WITHOUT AFFECTING THEIR LIABILITY HEREIN AND DO FURTHER CONSENT TO THE RELEASE OF ANY PERSON LIABLE WITH RESPECT TO FAILURE TO GIVE SUCH NOTICE, (ALL WITHOUT AFFECTING THE LIABILITY OF THE OTHER PERSONS, FIRMS, OR CORPORATIONS LIABLE FOR THE PAYMENT OF THIS NOTE).

      TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE MAKER HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING UNDER OR OUT OF OR OTHERWISE RELATED TO OR CONNECTED WITH THIS NOTE OR ANY RELATED DOCUMENT.

                                       LEXICON UNITED INCORPORATED



                                       By:  /s/ Elie Saltoun
                                            ------------------
                                            Name: ELIE SALTOUN
                                            Title:CEO